EXHIBIT 23.1





               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



         We have issued our report dated March 4, 2004, accompanying the consolidated financial statements and schedules incorporated by reference in the Annual Report of EP MedSystems, Inc. and Subsidiaries on Form 10-KSB for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statements of EP MedSystems, Inc. and Subsidiaries on Form S-8 (File No. 333-34656, effective April 13, 2000, amended June 29, 2000) and Forms S-3 (File No. 333-104231, effective April 21, 2003; File No. 333-110023, effective November 19, 2003 and File No. 333-112131, effective February 4, 2004).


/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
March 4, 2004